Exhibit 10(d)

THE GILLETTE COMPANY
INCENTIVE BONUS PLAN
(with amendments through October 2004)

     1. PURPOSE. The purpose of this Incentive Bonus Plan is to foster continuing long-term growth in earnings of The Gillette Company by rewarding key management employees for achieving results critical to the Company’s short- and long-term success, as measured by the accomplishment of assigned goals at Company, business unit and individual levels. It is intended that bonuses awarded pursuant to this Plan qualify as performance-based compensation for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such that bonuses are fully deductible by the Company under the Code.

     2. DEFINITIONS.

     Base Salary - The Participant’s annual base salary rate of earnings in effect as of December 31 of any Incentive Year.

     Bonus Award - An amount awarded to a Participant pursuant to Section 5.

     Bonus Pool - An amount earned in any Incentive Year as determined pursuant to Section 5, from which Bonus Awards may be paid.

     Chairman - The Chairman of the Company’s Board of Directors and Chief Executive Officer of the Company.

Chairman’s OpComm - The executive officers of the Company who report directly to the Chairman, and who are responsible for the Company’s operating business units and Corporate functions.

      Change of Control - The occurrence of any of the following events:

      (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d?3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (c) below;

      (b) Individuals who, as of December 16, 1999, constituted the Board of Directors (the “Board”) of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

      (c) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

      (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      Change of Control Severance Program - With respect to any Participant, the Company’s Change of Control Severance Program for Key Executives, Change of Control Severance Program for Exempt Employees or Change of Control Severance Program for Non-Exempt Employees under which such Participant is eligible to participate in the event of a Change of Control, or the individual Employment Agreement between the Participant and the Company the severance provisions of which become operative in the event of a Change of Control.

      Committee - The Compensation Committee established by the Board of Directors of the Company, which shall consist solely of “outside directors” within the meaning of Section 162(m) of the Code.

      Company - The Gillette Company, a Delaware corporation.

      Earnings Per Share - The amount reported as earnings per share in the annual financial statements of the Company after any adjustments determined by the Committee to be necessary or appropriate to ensure comparability between earnings per share figures from year to year for the purposes of this Plan.

      Eligible Grade Level - For each Incentive Year, the position or personal grade level(s) for the Company’s key management employees whom the Committee determines to have a significant impact on the attainment of the Company’s objectives.

      Eligible Employee - For each Incentive Year, a person whether or not an officer or director of the Company or any subsidiary, who (a) is regularly employed by the Company or a subsidiary on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or a subsidiary on a part-time basis, (b) has been employed by the Company or a subsidiary for the entire Incentive Year and in an Eligible Grade Level at the end of such Incentive Year, (c) has been assigned goals under the Company’s Performance Development Process to be accomplished during the Incentive Year and has received a performance rating of “Meets Expectations” or higher on his or her Performance Development Process Form for the Incentive Year, (d) is an active employee on the date of the granting of Bonus Awards (or is a former employee whose employment terminated following the end of the Incentive Year (i) on account of death, retirement or disability, (ii) as a direct result of the sale of a subsidiary, affiliate or business unit of the Company, a restructuring or realignment plan, or other Company-initiated termination (other than for cause), or (iii) under circumstances entitling the person to severance benefits under the applicable Change of Control Severance Program), and (e) has not engaged in any conduct that the Committee determines to be against the best interests of the Company.

      Growth Goals - Growth Goals for each Incentive Year shall mean the specific Earnings Per Share, Net Sales and Return on Invested Capital performance goals, and/or such other measures of the Company’s financial performance, as determined by the Committee for that Incentive Year, which if achieved would result in the awarding of a Bonus Pool under Section 5.

      Incentive Year - A fiscal year of the Company in which the Plan is in effect.

      Maximum Bonus - The maximum amount of Bonus Award that may be paid to any Participant for an Incentive Year.

      Maximum Bonus Pool - The amount of the Bonus Pool which would be earned assuming the Growth Goals for the applicable Incentive Year are achieved at the maximum level established by the Committee.

      Net Sales - The amount reported as net sales in the annual financial statements of the Company after adjustments, as determined by the Committee, to be necessary or appropriate to ensure comparability between net sales from year to year for the purposes of the Plan.

      Participant - Each Eligible Employee for an Incentive Year and each other employee (including a former employee whose employment terminated during the Incentive Year on account of death, retirement, disability or Company-initiated termination (other than for cause)) whom the Committee has determined, in its sole and exclusive discretion, should receive a Bonus Award for the Incentive Year in accordance with Section 5 or 6.

      Performance Development Process Form - The annual written review of individual performance and assignment of goals conducted under the Company’s Performance Development Process.

      Plan - The Incentive Bonus Plan as set forth herein, as from time to time amended.

      Retirement – The termination of a Participant’s employment with the Company and its Subsidiaries if either (a) at the time the Participant leaves the employ of the Company and its Subsidiaries, the Participant qualifies for an early or normal retirement pension under the terms of a retirement plan maintained by or to which the Company or any Subsidiary contributes for the benefit of the Participant, (b) the Participant leaves the employ of a Subsidiary that does not maintain or contribute to a retirement plan for the benefit of the Participant, and at such time the Participant would have qualified for an early or normal retirement pension under the terms of The Gillette Company Retirement Plan had the individual been a participant of that plan, or (c) solely in the case of a Company-initiated termination of employment (other than for cause), at the time the Participant leaves the employ of the Company and its Subsidiaries, the sum of the Participant’s attained age and years of service (each measured in full and partial years) totals at least 80.

      Return on Invested Capital - The Company’s tax-effected earnings before interest and taxes (EBIT) divided by invested capital (where “invested capital” equals total debt plus equity less cash), in each case after adjustments, as determined by the Committee, to be necessary or appropriate to ensure comparability of this Growth Goal from year to year for the purposes of the Plan.

      Savings Plan Equivalency - An amount computed by (1) multiplying the employee’s rate of matched savings under The Gillette Company Employees’ Savings Plan or the Gillette Canada Savings Program, as applicable, as of the January l immediately preceding the date of a Bonus Award up to the first five percent by the amount of that award which is deferred under Section 7(b) or (c) of this Plan, plus (2) multiplying twenty percent of the employee’s rate of matched savings under The Gillette Company Employees’ Savings Plan or the Gillette Canada Savings Program, as applicable, as of the January l immediately preceding the date of a Bonus Award which exceeds five percent by the amount of that award which is deferred under Section 7(b) or (c) of this Plan.

      Subsidiary - Any corporation (a) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock, (b) over which the Company has effective operating control, or (c) in which the Company has a material interest as determined by the Committee.

      Target Bonus - The targeted amount of Bonus Award established for each Eligible Employee, expressed as a percentage of the Eligible Employee’s Base Salary corresponding to the Eligible Employee’s position or personal grade level at the end of the applicable Incentive Year, assuming the Growth Goals for such Incentive Year are achieved at the 100% level established by the Committee.

      Target Bonus Pool - The amount of the Bonus Pool which would be earned assuming the Growth Goals for the applicable Incentive Year are achieved at the 100% level established by the Committee.

      3. DESIGNATION OF PARTICIPANTS. For each Incentive Year, the Committee shall designate the Eligible Grade Level for determining the Eligible Employees and shall approve such other persons who are recommended for participation by the members of the Chairman’s OpCom. Designation of a person as an Eligible Employee or a Participant for any Incentive Year shall not bind the Committee to designate the person in any other Incentive Year.

      4. ESTABLISHMENT OF GROWTH GOALS AND BONUS POOL RANGE. For each Incentive Year, the Committee shall establish in writing (a) the Growth Goals for such Incentive Year at minimum, target and maximum levels, and by means of one or more formulae the corresponding amount of the Bonus Pool which may be earned at each level of achievement of such Growth Goals, and (b) the Target Bonus percentage for each Eligible Grade Level (or group of Eligible Grade levels).

      5. DETERMINATION OF BONUS POOL AND AWARDS. (a) As soon as practicable after the end of each Incentive Year, the Committee shall determine whether the Growth Goals for the Incentive Year were achieved and, if so, at what level of achievement under the formulae established for such Incentive Year.

      (b) If the Committee determines that Growth Goals for an Incentive Year have been achieved at the minimum level or better, then a Bonus Pool shall be earned for that Incentive Year. The Committee shall authorize the payment of Bonus Awards from a Bonus Pool amount corresponding to the level of achievement of the Growth Goals (and in no event in an amount exceeding the Maximum Bonus Pool) for the Incentive Year.

      (c) The Chairman shall allocate the Bonus Pool among the operating business units and Corporate functions (each a “Unit Bonus Pool”) based upon such quantitative and/or qualitative factors relating to the unit’s level of achievement of assigned objectives for the Incentive Year as he shall determine. In turn, the members of the Chairman’s OpComm shall allocate their respective Unit Bonus Pools among the Participants in their units based upon the level of achievement, provided that in no event shall any individual Participant receive a total Bonus Award in excess of his or her Maximum Bonus.

      (d) The Committee shall approve the Bonus Awards recommended for Participants pursuant to subsection (c) above.

      (e) Notwithstanding the foregoing, the Committee shall recommend and the Board of Directors of the Company shall approve the Bonus Awards for the Chairman and each member of the Chairman’s OpCom.

      6. CONTINGENCY RESERVE; CARRY-FORWARD. For any Incentive Year, the Committee may, within its sole discretion, establish a contingency reserve, in an amount that shall not exceed thirty-five percent (35%) of the Target Bonus Pool for that Incentive Year, from which contingency reserve Bonus Awards may be made to recognize outstanding performance in that Incentive Year should a Bonus Pool not otherwise be earned.

      In addition, the Committee may, within its sole discretion, elect to carry forward up to fifteen percent (15%) of the Bonus Pool earned in any Incentive Year to any one or more of the next following three Incentive Years with the Committee having sole discretion as to whether to distribute all or a portion of such carried forward amounts in any one or more of those three years.

      Bonus Awards authorized to be made from a contingency reserve, or from a carried forward amount, shall be allocated among the Participants in accordance with Section 5.

      7. VESTING AND PAYMENT OF AWARDS; DEFERRAL ELECTION.

     (a) Bonus Awards shall be immediately and fully vested upon the Committee’s authorization of the Bonus Pool for the applicable Incentive Year. In general, Bonus Awards shall be paid to Participants within a reasonable time after the Committee’s authorization of such awards.

     (b) The Committee in its sole and exclusive discretion may allow Participants at certain grade levels, who are generally treated by the Company as United States employees for employment and benefit purposes (“US Participants”), the opportunity to defer payment of all or a portion of any Bonus Award earned for any Incentive Year. Deferrals for Incentive Years commencing on or after January 1, 2004 shall be administered under the terms and conditions of the Company’s Deferred Compensation Plan. Deferrals for Incentive Years commencing prior to January 1, 2004 shall be administered under the terms and conditions of paragraphs (i) - (vi) of Section 7(c).

     (c) The Committee in its sole and exclusive discretion may allow Participants at certain grade levels and/or located in certain countries, other than US Participants, the opportunity to defer payment of all or a portion of any Bonus Award earned for any Incentive Year as follows:

      (i) Participant may defer payment of all or a portion of any Bonus Award earned for any Incentive Year to March 1 of any future year or to Retirement. Notwithstanding any prior voluntary deferral election hereunder, all amounts so deferred shall be paid within a reasonable time after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than Retirement. A Participant whose employment ceases on account of Retirement may, prior to termination of employment, elect to receive payment of any Bonus Awards following Retirement in up to ten approximately equal consecutive annual installments but in no event may payments end beyond March 1 of the tenth year following termination of employment. Such election must be made in accordance with rules prescribed by the Committee and, if no such election is made, such amounts shall be paid within a reasonable time after the date of termination of employment.

      (ii) Notwithstanding the above, in the event a Participant’s employment with the Company and its subsidiaries is terminated involuntarily, prior to Retirement, as a direct result of the sale of a subsidiary, affiliate or business unit of the Company, a restructuring or realignment plan, or other Company-initiated termination (other than for cause), under the rules prescribed by the Committee for operation of this subsection, the Participant may elect to receive all amounts that would become payable by reason of the foregoing events in up to ten approximately equal consecutive annual installments but in no event may payments end beyond March 1 of the tenth year following termination of employment. Such election must be made prior to the Participant’s termination of employment with the Company and its subsidiaries in accordance with rules to be prescribed by the Committee and, if no such election is made, payment of such amounts shall be made within a reasonable time after the date of termination.

      (iii) Amounts deferred under this subsection shall be credited to an individual account in the name of the Participant. The account of an employee who is participating in The Gillette Company Employees’ Savings Plan or the Gillette Canada Savings Program shall also be credited with a Savings Plan Equivalency.

      Amounts equivalent to interest, at the rate applicable to the Fixed Income Fund of The Gillette Company Employees’ Savings Plan, shall be credited to the total amount in the Participant’s account on at least an annual basis. Upon payment to a Participant of an amount deferred under this subsection, the related Savings Plan Equivalency and amounts equivalent to interest credited thereon also will be paid. In the event that the Savings Plan Equivalency no longer exists by virtue of the termination of The Gillette Company Employees’ Savings Plan and/or its Fixed Income Fund, the amounts in each Participant’s account shall be credited with a rate of return adjusted each January 2 to reflect the interest rate in effect on January 2 for two year United States Treasury Notes.

      (iv) If a Participant dies or becomes totally and permanently disabled while an employee of the Company or a Subsidiary, all deferred Bonus Awards and the related Savings Plan Equivalencies and amounts equivalent to interest accrued thereon shall be paid to the Participant or, in the case of death, to the executor or administrator of the Participant’s estate or as otherwise provided by law.

      (v) Prior to the occurrence of a Change of Control, in accordance with rules prescribed by the Committee, Participants making deferral elections pursuant to this subsection may provide for the revocation of all such deferral elections in the event of a Change of Control and for the payment by the Company of all such deferred amounts (plus the related Savings Plan Equivalencies and amounts equivalent to interest accrued thereon) as soon as practicable following the Change of Control.

      (vi) In the event of a Change of Control, Bonus Awards deferred in accordance with this subsection, plus the related Savings Plan Equivalencies and amounts equivalent to interest accrued thereon, shall continue to be payable to each Participant in accordance with his or her deferral elections unless the Participant has provided in the most recent such election for their revocation in accordance with paragraph (v) above.

     (d) Notwithstanding the provisions of subsections (b) and (c) above, the opportunity to defer payment beyond termination of employment shall serve as partial consideration for a settlement of all claims which the Participant may have against the Company, its Subsidiaries, employees and agents and shall be subject to execution by the Participant of a release and settlement agreement in a form prescribed by the Committee.

     (e) All payments made under this Plan shall be subject to any required withholdings.

     (f) Bonus Awards shall be payable solely from the general assets of the Company and its Subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any Subsidiary in respect of current or deferred Bonus Awards. The foregoing shall not preclude the Company from establishing one or more funds from which payments under the Plan shall be made, including but not limited to circumstances under which payments are to be made following a Change of Control.

      8. AMENDMENT AND TERMINATION. The Board of Directors of the Company, or the Committee if and to the extent authorized, in the absolute discretion of the body so acting and without notice, may at any time amend or terminate the Plan, provided that (i) no such amendment or termination shall adversely affect the rights of any Participant under any Bonus Award previously granted, and (ii) without the approval of the holders of a majority of the Company’s shares voting at a meeting of the stockholders, no such amendment shall change the basis upon which the maximum bonus awards are determined for certain Participants as set forth in Section 14. Further, once an Incentive Year has commenced, neither the Board of Directors nor the Committee shall have the discretion (a) not to make Bonus Awards if a Bonus Pool is earned for that Incentive Year or (b) after a contingency reserve has been established in any Incentive Year not to make Bonus Awards from such contingency reserve.

      9. NO ASSIGNMENT. Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant’s death, to the person identified in Section 7(c) above). No Bonus Award, nor any part thereof, and no right or claim to any of the moneys payable pursuant to the provisions of this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual payment and delivery of said amount to the Participant and any attempted assignment or other encumbrance or attachment, garnishment, execution or levy shall be of no force or effect, except as otherwise provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant’s guardian or legal representative.

      10. EMPLOYMENT AND PLAN RIGHTS. The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 5 or 6.

      11. ADMINISTRATION AND AUTHORITY. The Plan shall be administered by the Committee except as otherwise provided herein. The Committee shall have the exclusive authority, consistent with the Plan, to (a) determine adjustments to Earnings Per Share, Net Sales and Return on Invested Capital as provided in Section 2 of the Plan, (b) designate the Eligible

Grade Levels, Eligible Employees and Participants in the Plan for each Incentive Year, (c) determine the Growth Goals necessary to earn a Bonus Pool for each Incentive Year, (d) establish Target Bonus percentages for Eligible Employees for each Incentive Year, (e) establish a contingency reserve and authorize payments of Bonus Awards from the reserve, and/or provide for a carry-forward of a portion of an earned Bonus Pool and authorize payments of Bonus Awards from the carry forward, (f) review and approve Bonus Awards made to executive officers of the Company and other senior management employees whose compensation is regularly reviewed by it, (g) adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings, and (h) decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Committee may delegate any or all responsibilities assigned to it pursuant to clause (g) above.

      The Chairman, except with respect to himself, shall have authority, consistent with the Plan, (a) to recommend to the Committee the persons other than Eligible Employees for designation as Participants for each Incentive Year, (b) to recommend to the Committee the amount of Bonus Awards to be made to Participants identified in clause (f) of the preceding paragraph, (c) to determine the amount of Bonus Awards to Participants other than those identified in clause (f) of the preceding paragraph, and (d) to evaluate the performance or review evaluations of the performance of employees in the accomplishment of assigned objectives as reported on their Performance Development Process Forms. The Chairman may delegate any or all administrative responsibilities delegated to him by the Committee.

      All decisions, determinations and interpretations of the Committee, the Chairman or their delegates with respect to the exercise of their respective responsibilities, shall be binding on all parties concerned.

      12. INDIVIDUAL ACCOUNTS. The Committee shall maintain a separate account under the Plan for each Participant. Each account shall show the amounts awarded and, if applicable, amounts deferred, Savings Plan Equivalencies and amounts equivalent to interest credited thereon.

      13. BONUS AWARDS IN THE EVENT OF CHANGE OF CONTROL. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control, a Bonus Award for the Incentive Year in which the Change of Control occurs shall be paid to each employee in an Eligible Grade Level at the time of the Change of Control, whether or not the employee remains employed by the Company or a Subsidiary at the end of the Incentive Year (other than any such employees whose termination of employment is by the Company for cause, within the meaning of the applicable Change of Control Severance Program). The amount of Bonus Award payable to each such employee shall be no less than the product of (a) the highest bonus percentage, measured as a percentage of Base Salary, awarded the employee for any of the three full Incentive Years preceding the Incentive Year in which the Change of Control occurs (or, if greater, the Target Bonus percentage established for the employee for the Incentive Year in which the Change of Control occurs), and (b) the employee’s actual salary earned for the Incentive Year in which the Change of Control occurs.

      14. MAXIMUM BONUS AWARDS TO CERTAIN PARTICIPANTS. Notwithstanding any other provision of this Plan to the contrary, for each Incentive Year a Bonus Award shall be paid to any Participant who is an executive officer of the Company and, in the Committee’s determination, is likely to be a “covered employee” within the meaning of Section 162(m) of the Code (“Covered Executive”) only in accordance with the provisions of this Section. Within the first 90 days of each Incentive Year, the Committee shall prescribe the minimum amount of consolidated net income (adjusted to omit the effects of extraordinary items, discontinued operations and changes in accounting principles) that must be achieved by the Company, as reported in its audited financial statements for the fiscal year ending in the Incentive Year (“Company Net Income”), in order for a Bonus Award to be paid to any Covered Executive for the Incentive Year. As soon as practicable following the end of each Incentive Year, the Committee shall certify whether the prescribed net income performance goal was in fact satisfied and whether the Covered Executive otherwise satisfied the requirements of this Plan to receive a Bonus Award. Upon the Committee’s certification thereof, the Bonus Award payable to the Covered Executive shall be 0.3% of the Company Net Income for that Incentive Year or such lesser amount as the Committee in its discretion shall prescribe taking into account the otherwise applicable provisions of this Plan, provided that such action does not preclude the Bonus Award to any Covered Executive from qualifying as performance based compensation under Section 162(m) of the Code. The Committee shall not exercise any discretion in its administration of the Plan which would be inconsistent with the purposes of Section 162(m) of the Code.

      15. APPLICABILITY OF PLAN DOCUMENT. The Plan as amended and restated hereinabove shall be applicable for Incentive Years beginning on and after January 1, 2004.

October 21, 2004